EXHIBIT 10.24
AGREEMENT
     THIS AGREEMENT (this “Agreement”) is dated as of June 30, 2009 (the “Effective Date”), between Lear Corporation, a Delaware corporation (the “Company”) and Terrence B. Larkin (“Executive”).
     WHEREAS, the Company and Executive are parties to an employment agreement (the “Existing Agreement”);
     WHEREAS, the Company is contemplating a filing under Chapter 11 of the United States Bankruptcy Code;
     WHEREAS, the Existing Agreement would need to conform to the provisions of the United States Bankruptcy Code as a result of a potential Chapter 11 filing;
     WHEREAS, the Company desires to continue to have the benefit of the Executive’s continued service and the restrictive covenants contained herein.
     NOW, THEREFORE, the parties hereto agree as follows:
1. Term of Agreement. This Agreement shall commence on and as of the Effective Date and continue until Executive’s employment has terminated and the obligations of the parties hereunder have terminated or expired or have been satisfied in accordance with their terms, or if earlier, upon the execution of a new employment agreement by the parties hereto. Notwithstanding anything contained herein to the contrary, the provisions of the Existing Agreement will continue to apply until a filing by the Company for bankruptcy. Upon a filing for bankruptcy by the Company, the terms of the Agreement will apply and supersede the terms of the Existing Agreement in their entirety. As of the Effective Date, the title, responsibilities, salary and benefits of Executive shall be the same as those that are currently in effect.
2. Termination of Employment.
(a) Notice. The employment relationship may be terminated by the Company with or without Cause or for Incapacity, or by Executive with or without Good Reason, all as defined below, by giving a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. All notices under this Section 2(a) shall be given in accordance with the requirements of Section 6.

(b) Incapacity. If the Company reasonably determines that Executive is unable at any time to perform the duties of Executive’s position because of a serious illness, injury, impairment, or physical or mental condition and Executive is not eligible for or has exhausted all leave to which Executive may be entitled under the Family and Medical Leave Act (“FMLA”) or, if more generous, other applicable state or local law, the Company may terminate Executive’s employment for “Incapacity”. In addition, at any time that Executive is on a leave of absence, the Company may temporarily reassign the duties of Executive’s position to one or more other executives without creating a basis for Executive’s Good Reason resignation, provided that the Company restores such duties to Executive upon Executive’s return to work.
(c) Cause. Termination of Executive’s employment for “Cause” shall mean termination upon:
(i) an act of fraud, embezzlement or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment with the Company;
(ii) Executive’s material breach of any provision of this Agreement, provided that in those instances in which Executive’s material breach is capable of being cured, Executive has failed to cure within a thirty (30) day period after notice from the Company;
(iii) an act or omission, which is (x) willful or grossly negligent, (y) contrary to established policies or practices of the Company, and (z) materially harmful to the business or reputation of the Company, or to the business of the Company’s customers or suppliers as such relate to the Company; or
(iv) a plea of nolo contendere to, or conviction for, a felony.
(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances or events:
(i) any reduction by the Company in Executive’s base salary or adverse change in the manner of computing Executive’s incentive compensation opportunity, as in effect from time to time;
(ii) the failure by the Company to pay or provide to Executive any amounts of base salary or earned incentive compensation or any benefits which are due, owing and payable to Executive, or to pay to Executive any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

(iii) the failure by the Company to continue to provide Executive with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which Executive is participating at the date of this Agreement;
(iv) except on a temporary basis as described in Section 2(b), a material adverse change in Executive’s responsibilities, position, reporting relationships, authority or duties. For purposes of clarification, Executive agrees that it will not be a material adverse change for the Company to reassign Executive to a position with at least substantially similar responsibilities and authority;
(v) the transfer of Executive’s principal place of employment to a location fifty (50) or more miles from its location immediately preceding the transfer; or
(vi) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.
Notwithstanding anything else herein, Good Reason shall not exist if, with regard to the circumstances or events relied upon in Executive’s Notice of Termination: (x) Executive failed to provide a Notice of Termination to the Company within sixty (60) days of the date Executive knew or should have known of such circumstances or events, (y) the circumstances or events are fully corrected by the Company prior to the Date of Termination, or (z) Executive gives Executive’s express written consent to the circumstances or events.
(e) Date of Termination. “Date of Termination” shall mean:
(i) if Executive’s employment is terminated by reason of Executive’s death, the date of Executive’s death;
(ii) if Executive’s employment is terminated by the Company for any reason other than because of Executive’s death, the date specified in the Notice of Termination (which shall not be prior to the date of the notice);
(iii) if Executive’s employment is terminated by Executive for any reason, the Date of Termination shall be not less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given, or such earlier date after the date such Notice of Termination is given as may be identified by the Company.
Unless the Company instructs Executive not to do so, Executive shall continue to perform services as provided in this Agreement through the Date of Termination.

(f) Employee Benefits. A termination by the Company pursuant to Section 2(c) hereof or by Executive pursuant to Section 2(d) hereof shall not affect any rights which Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms thereof and by Section 3; provided, however, that if Executive shall have received or shall be receiving benefits under Section 3(b) hereof and, if applicable, Section 4 hereof, Executive shall not be entitled to receive benefits under any other policy, plan, program or arrangement of the Company providing severance compensation to which Executive would otherwise be entitled.
3. Compensation Upon Termination. Upon Executive’s termination of employment, Executive shall receive:
(a) If Executive’s employment shall be terminated by the Company for Incapacity or for Cause, by Executive without Good Reason, or upon Executive’s death, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s beneficiary or estate), when the same would otherwise have been due, the base salary and any other accrued amounts then payable through the Date of Termination and shall have no further obligations under this Agreement, other than as set forth in Section 3(c) hereof, as applicable.
(b) If Executive’s employment shall be terminated (a) by the Company, except for a termination by the Company for Cause or Incapacity (or due to Executive’s death), or (b) by Executive for Good Reason, then Executive shall be entitled to the benefits provided below, in addition to the benefits provided in Section 3(c) hereof, as applicable:
(i) The Company shall pay Executive Executive’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (or, if greater, at the rate in effect at any time within 90 days prior to the time Notice of Termination is given), plus all other amounts to which Executive is entitled under any compensation or benefit plans of the Company, including, without limitation, any accrued amounts under any retention or incentive plan (including, but not limited to, the Key Management Incentive Plan or successor program), and including incentive compensation prorated for any applicable measurement period occurring prior to the Date of Termination, at the time such payments are due, except as otherwise provided below.
(ii) an amount (the “Severance Payment”) equal to two (2) times the sum of:
(A) the greater of (I) Executive’s annual base salary rate in effect as of the Effective Date or (II) Executive’s annual base salary rate in effect as of the Termination Date; and

(B) the greater of (I) Executive’s annual incentive bonus target amount in effect as of the Effective Date or (II) Executive’s annual incentive bonus target amount in effect as of the Termination Date.
In the event that the Date of Termination precedes the Emergence Date (as defined below), the Severance Payment will be paid in a lump sum as soon as practicable following the Emergence Date. In the event the Date of Termination is after the Emergence Date, the Severance Payment will be paid over the two-year period beginning on the Date of Termination (the “Severance Period”) in twenty-four (24) equal semi-monthly installments. “Emergence Date” shall mean the effective date of a Chapter 11 plan of reorganization.
(iii) The Company shall arrange to provide to Executive, Executive’s dependents, and beneficiaries, for the Severance Period, benefits provided under any “welfare benefit plan” of the Company (as the term “welfare benefit plan” is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) (“Welfare Benefits”). If and to the extent that any such Welfare Benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company (A) solely due to the fact that Executive is no longer an officer or employee of the Company or (B) as a result of the amendment or termination of any plan providing for Welfare Benefits, the Company shall then itself pay or provide for the payment of such Welfare Benefits to Executive, Executive’s dependents and beneficiaries. Without otherwise limiting the purposes or effect of the no mitigation obligation in Section 3(h) hereof, Welfare Benefits payable to Executive (including Executive’s dependents and beneficiaries) pursuant to this Section 3(b)(iii) shall be reduced to the extent comparable welfare benefits are actually received by Executive (including Executive’s dependents and beneficiaries) from another employer during such period, and any such benefits actually received by Executive shall be reported by Executive to the Company.
(c) If, after the Emergence Date, Executive’s employment shall be terminated by the Company for Incapacity or for any reason other than Cause, by Executive for Good Reason, or upon Executive’s death, any unvested shares of restricted stock of the Company held by Executive that were granted under the Management Equity Plan shall immediately vest in their entirety upon such termination.
(d) The Company may not set-off or counterclaim losses, fines or damages in respect of any claim, debt or obligation against any payment to or benefit for Executive provided for in this Agreement.
(e) Without limiting Executive’s rights at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder within thirty (30) days of the date it is due, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal, plus three percent. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
(f) The Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to Executive in accordance with the terms of this Agreement shall be liquidated damages and that Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise, except as expressly provided in this Section 3.
4. Certain Additional Payments by the Company.
(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment (or benefit provided) by the Company to or for Executive’s benefit, whether paid or payable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 (or any successor thereto) of the Code, and any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”), including without limitation any Gross-Up Payment made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code (“ISO”), or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO. The Gross-Up Payment shall be in an amount such that, after payment by Executive of the Excise Tax, plus any additional taxes, penalties and interest, and any further Excise Taxes imposed upon the Gross-Up Payment, Executive retain, after payment of all such taxes and Excise Taxes, an amount of the Gross-Up Payment equal to the Payment that Executive would have received if no Excise Taxes had been imposed upon the Payment and no additional taxes, penalties, and interest or further Excise Taxes had been imposed upon the Gross-Up Payment.
(b) Subject to the provisions of Section 4(e) hereof, all determinations required to be made under this Section 4, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by Executive in Executive’s sole discretion, other than the Company’s independent auditing firm, to the extent prohibited by applicable Public Company Accounting Oversight Board rules. Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within thirty (30) calendar days after the later of the Date of Termination or the Emergence Date. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within five (5) business days after receipt of the aforesaid determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that Executive does not owe any Excise Tax on Executive’s Federal income tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment to be paid by the Company within such thirty (30) calendar day period shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 (or any successor thereto) of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(e) hereof and Executive thereafter are required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to or for Executive’s benefit within three calendar days after receipt of such determination and calculations.
(c) The Company and Executive shall each cooperate with the Accounting Firm in connection with the preparation and issuance of the determination provided for in Section 4(b) hereof. Such cooperation shall include without limitation providing the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, that are reasonably requested by the Accounting Firm.
(d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations provided for in Section 6(b) hereof shall initially be paid by Executive. The Company shall reimburse Executive for Executive’s payment of such costs and expenses within five (5) business days after receipt from Executive of a statement therefor and evidence of Executive’s payment thereof.
(e) Executive shall notify the Company in writing, of any claim by the Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive receives notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar day period following the date on which Executive gives such notice to the Company or (y) the date that any payment of taxes with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
(i) give the Company any information reasonably requested by the Company relating, to such claim;
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing, from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
(iii) cooperate with the Company in good faith in order effectively to contest such claim; and
(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(e), the Company shall, provided that such control does not have a material adverse affect on Executive’s individual income tax with respect to matters unrelated to the contest of the Excise Tax, control all proceedings taken in connection with such contest and, at its sole option, may, provided that such pursuit or foregoing does not have a material adverse affect on Executive’s individual income tax with respect to matters unrelated to the contest of the Excise Tax, pursue or forego any and all administrative appeals, proceedings, hearings and conference with the IRS in respect of such claim (but, Executive may participate therein at Executive’s own cost and expense) and may, at its sole option, provided that such payment, suit, contest or prosecution does not have a material adverse affect on Executive’s individual income tax with respect to matters unrelated to the contest of the Excise Tax, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of such contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS.
(f) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(e) hereof, Executive receives any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 4(e) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(e) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
5. Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and will assign its rights and obligations hereunder to such successor. Failure of the Company to make such an assignment and to obtain such assumption and agreement prior to the effectiveness of any such succession, unless Executive agrees otherwise in writing with the Company or the successor, shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminates Executive’s employment for Good Reason and the date on which any such succession becomes effective shall be deemed Executive’s Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 5. Without limiting the generality of the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 5, the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred. The Company and Executive recognize that each party will have no adequate remedy at law for any material breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.
6. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered by hand, or mailed by United States certified mail, return receipt requested, postage prepaid, or sent by Federal Express or similar overnight courier service, addressed to the respective addresses set forth on the signature page of this Agreement, or sent by facsimile with confirmation of receipt to the respective facsimile numbers set forth on the signature page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company (or, if Executive is the Secretary at the time such notice is to be given, to the Chairman of the Company’s Board of Directors), or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or facsimile number shall be effective only upon receipt.
7. Noncompetition.
(a) From the Effective Date until the Date of Termination, Executive agrees not to engage in any Competitive Activity. For purposes of this Agreement, the term “Competitive Activity” shall mean Executive’s participation as an employee or consultant, without the written consent of the CEO or the Board or any authorized committee thereof, in the management of any business enterprise anywhere in the world if such enterprise is a “Significant Customer” of any product or service of the Company or engages in competition with any product or service of the Company (including without limitation any enterprise that is a supplier to an original equipment automotive vehicle manufacturer) or is planning to engage in such competition. For purposes of this Agreement, the term “Significant Customer” shall mean any customer who represents in excess of 5% of the Company’s sales in any of the three calendar years prior to the date of determination. “Competitive Activity” shall not include the mere ownership of, and exercise of rights appurtenant to, securities of a publicly-traded company representing 5% or less of the total voting power and 5% or less of the total value of such an enterprise. Executive agrees that the Company is a global business and that it is appropriate for this Section 7 to apply to Competitive Activity conducted anywhere in the world.
(b) Executive agrees not to engage directly or indirectly in any Competitive Activity (i) until one (1) year after the Date of Termination if Executive is terminated by the Company for Cause, or Executive terminates Executive’s employment for other than Good Reason, or (ii) until two (2) years after the Date of Termination in all other circumstances.
(c) Executive shall not directly or indirectly, either on Executive’s own account or with or for anyone else, solicit or attempt to solicit any of the Company’s customers,

solicit or attempt to solicit for any business endeavor or hire or attempt to hire any employee of the Company, or otherwise divert or attempt to divert from the Company any business whatsoever or interfere with any business relationship between the Company and any other person, (i) until one (1) year after the Date of Termination if Executive is terminated by the Company for Cause, or Executive terminates Executive’s employment for other than Good Reason, or (ii) until two (2) years after the Date of Termination in all other circumstances.
(d) Executive acknowledges and agrees that damages in the event of a breach or threatened breach of the covenants in this Section 7 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company, in addition to seeking actual damages pursuant to Section 7 hereof, may seek specific enforcement of the covenant not to compete in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond. Executive and the Company agree that the provisions of this covenant not to compete are reasonable. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.
(e) In consideration of the payment by the Company of the amounts pursuant to Sections 3(b)(ii) and 3(b)(iii) hereto, Executive shall execute a general release in form and substance reasonably acceptable to the Company acknowledging, among other things, Executive’s obligations under this Agreement.
8. Confidentiality and Cooperation.
(a) Executive shall not knowingly use, disclose or reveal to any unauthorized person, at any time after the Effective Date, any trade secret or other confidential information relating to the Company or any of its affiliates, or any of their respective businesses or principals, such as, without limitation, dealers’ or distributor’s lists, information regarding personnel and manufacturing processes, marketing and sales plans, pricing or cost information, and all other such information; and Executive confirms that such information is the exclusive property of the Company and its affiliates. Upon termination of Executive’s employment, Executive agrees to return to the Company on demand by the Company all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by Executive or otherwise in Executive’s possession.
(b) Any design, engineering methods, techniques, discoveries, inventions (whether patentable or not), formulae, formulations, technical and product specifications, bill of materials, equipment descriptions, plans, layouts, drawings, computer programs, assembly, quality control, installation and operating procedures, operating manuals, strategic, technical or marketing information, designs, data, secret knowledge, know-how and all other information of a confidential nature prepared or produced during the period of Executive’s employment and which ideas, processes, and other materials or information relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not Executive should in fact execute an assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.
(c) Following the termination of Executive’s employment, Executive agrees to make himself or herself reasonably available to the Company to respond to periodic requests for information relating to the Company or Executive’s employment which may be within Executive’s knowledge. Executive further agrees to cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, any entity related to the Company, or any of its (their) agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. In the event that Executive is subpoenaed in connection with any litigation or investigation, Executive will immediately notify the Company. Executive shall not receive any additional compensation, other than reimbursement for reasonable costs and expenses incurred by Executive, in complying with the terms of this Section 8(c).
9. Arbitration.
(a) Except as contemplated by Section 7(d) or Section 9(c) hereof, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Southfield, Michigan, before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected pursuant to the procedures of the American Arbitration Association, and such arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.
(b) The parties agree to use their best efforts to cause (i) the two individuals set forth in the preceding Section 9(a), or, if applicable, the American Arbitration Association, to appoint the arbitrator within thirty (30) days of the date that a party hereto notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (ii) any arbitration hearing to be held within thirty (30) days of the date of selection of the arbitrator, and, as a condition to his or her selection, such arbitrator must consent to be available for a hearing, at such time.

(c) Judgment may be entered on the arbitrator’s award in any court having jurisdiction, provided that Executive shall be entitled to seek specific performance of Executive’s right to be paid and to participate in benefit programs during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company and Executive hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific performance of the terms of this Agreement. If any dispute under this Section 9 shall be pending, Executive shall continue to receive at a minimum the base salary which Executive was receiving immediately prior to the act or omission which forms the basis for the dispute. At the close of the arbitration, such continued base salary payments may be offset against any damages awarded to Executive or may be recovered from Executive if it is determined that Executive was not entitled to the continued payment of base salary under the other provisions of this Agreement.
10. Modifications. No provision of this Agreement may be modified, amended, waived or discharged unless such modification, amendment, waiver or discharge is agreed to in writing and signed by both Executive and such officer of the Company as may be specifically designated by the Board.
11. No Implied Waivers. Failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Waiver by either party of a breach of any obligation hereunder shall not constitute a waiver of any succeeding breach of the same obligation. Failure of either party to exercise any of its rights provided herein shall not constitute a waiver of such right.
12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan without giving effect to any conflicts of laws rules.
13. Payments Net of Taxes. Except as otherwise provided in Section 4 herein, any payments provided for herein which are subject to Federal, State, local or other governmental tax or other withholding requirements or obligations, shall have such amounts withheld prior to payment, and the Company shall be considered to have fully satisfied its obligation hereunder by making such payments to Executive net of and after deduction for all applicable withholding obligations.
14. Capacity of Parties. The parties hereto warrant that they have the capacity and authority to execute this Agreement.
15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not, at the option of the party for whose benefit such provision was intended, affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17. Entire Agreement. Upon a filing for bankruptcy by the Company, this Agreement will contain the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement (including, but not limited to, prior employment agreement(s)), condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
18. Legal Fees and Expenses. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company shall pay or cause to be paid and be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by Executive (i) as a result of the Company’s failure to perform this Agreement or any provision hereof or (ii) as a result of the Company unreasonably or maliciously contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.
19. Code Section 409A. Notwithstanding anything to the contrary in Section 3(b) hereof, to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code the following provisions shall apply to the portion of the Severance Payment that does not qualify for exemption from Section 409A of the Internal Revenue Code:
(a) “Emergence Date” shall mean the date of a “change in control event” (as defined for purposes of Section 409A of the Code and the regulations thereunder) that coincides with the effective date of a Chapter 11 plan of reorganization.
(b) Distribution of the Severance Payment shall commence within thirty (30) days after the later of the Date of Termination or the Emergence Date.
(c) The form of such distribution shall be as provided in Section 3(b) hereof; provided, however, that if the Termination Date is later than the end of the two-year period beginning on the Emergence Date, distributions of the Severance Payment shall be made in the same manner as for a Termination Date prior to the Emergence Date.

The “Lear Corporation Code Section 409A Policies and Procedures” as in effect on the Effective Date are hereby incorporated by reference in this Agreement as if set forth herein, and shall supersede any conflicting provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

LEAR CORPORATION

By:	/s/ Matthew J. Simoncini
Name:	Matthew J. Simoncini
Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE:

/s/ Terrence B. Larkin
Terrence B. Larkin

Address:

Fax:

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